Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nicolet Bankshares, Inc. of our report dated March 7, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Nicolet Bankshares, Inc., appearing in the Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2017.

Atlanta, Georgia

May 24, 2018